Exhibit 10.12

PROMISSORY NOTE

$3,476,410.00	Warren, Michigan
September 21, 2010

FOR VALUE RECEIVED, the undersigned (hereinafter referred to as “Maker”), promises to pay to the order of Manuel J. Moroun Revocable Trust U/A 3/27/77, a shareholder of the Company (hereinafter referred to as “Payee”), or at such other place as Payee may from time to time designate in writing, the principal sum of three million, four hundred seventy-six thousand, four hundred ten and No/100 Dollars ($3,476,410), with interest thereon from date until maturity or default at the rate of 1.64% per annum and thereafter until paid at the maximum rate allowable under Michigan law, said principal and interest to be payable 10 days after Maker receives Final Determination pursuant to Section 2.2 of the S Corporation Revocation, Tax Allocation and Indemnification Agreement between Maker and Payee (“Sub S Agreement”). In the event the Maker’s S corporation status is not revoked pursuant to the Sub S Agreement on or before December 31, 2010, this note shall be void. All capitalized terms shall have the same meaning as described in the Sub S Agreement.

Failure for fifteen (15) days of Maker to pay this Note when due shall give the Payees of this Note the option of declaring the entire unpaid balance of principal and interest immediately due and payable, and the same shall thereafter bear interest at the maximum rate allowable under Michigan law until paid.

Except as hereinbefore expressly provided, presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, promissory note or indulgences granted from time to time shall be construed (i) as a novation of this Note, or as a restatement of the indebtedness evidenced hereby, or as a waiver of such right of acceleration, or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note; or, (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the United States and/or the State of Michigan; and Maker hereby expressly waives the benefit of any statute or rule of law or of equity now provided, or which may hereafter be provided, which would produce a result contradictory to or in conflict with the foregoing. No extension of the time for payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Holder agrees otherwise in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

The principal due under this Promissory Note is subject to adjustment pursuant to Section 2.2 of the Sub S Agreement.

This Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Michigan and the applicable laws of the United States of America.

If this obligation, after default, is placed in the hands of an attorney for collection, Maker and all other persons now or hereafter liable hereon will be obligated to pay the Holder hereof an additional sum as a reasonable attorney’s fee, not to exceed 10% of the unpaid principal plus all accrued interest.

As used herein, the terms “Maker,” “Payee” and “Holder” shall be deemed to include his, her, or their respective successors and assigns, whether by voluntary action of the parties or by operation of law.

IN WITNESS WHEREOF, Maker has executed this Note on the date first above mentioned.

MAKER:

LINC LOGISTIC COMPANY

By	/S/ DAVID A. CRITTENDEN
David A. Crittenden, CFO